Exhibit 10.1
EXECUTION VERSION

SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is made by and between Kenneth S. Parks (“Executive”) and Mylan Inc. (together with its affiliates, the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Executive and the Company executed a Transition and Succession Agreement on June 6, 2016 (the “Transition and Succession Agreement”), which, among other matters, provides for certain terms and conditions regarding Executive's employment with, and separation from, the Company in connection with a “change of control” (as defined in the Transition and Succession Agreement), including without limitation obligations that survive the termination of the Transition and Succession Agreement and termination of Executive's employment with the Company, as specified in Section 21 of this Agreement, and an Executive Employment Agreement on February 25, 2019 (the “Employment Agreement”), which, among other matters, provides for certain terms and conditions regarding Executive's employment with, and separation from, the Company; and
WHEREAS, Upjohn Inc., Pfizer, Inc. and Mylan N.V. entered into a Business Combination Agreement, dated July 29, 2019 (the “BCA”), pursuant to which Upjohn Inc. and Mylan N.V. will combine to form Viatris (the “Proposed Combination”); and
WHEREAS, the closing of the Proposed Combination (the “Closing”, and the date of Closing, the “Closing Date”) will constitute a “Change of Control” for purposes of the Transition and Succession Agreement; and
WHEREAS, Executive will separate from employment with the Company effective as of September l, 2020 (the “Separation Date”) in connection with the Proposed Combination; and
WHEREAS, the Company and Executive wish to set forth the terms of such separation from employment with the Company.
NOW, THEREFORE, in consideration of the mutual promises made herein and intending to be legally bound hereby, the Company and Executive hereby agree as follows:
COVENANTS
1.Consideration and Other Terms of Separation. Effective as of the Separation Date, Executive shall resign from all positions as an executive, officer, employee or director of the Company and all of its parents, subsidiaries and affiliates, and Executive shall cease to be the Chief Financial Officer of the Company or any of its parents, subsidiaries and affiliates. Provided that Executive executes this Agreement and complies with its terms (including the Second Release requirement pursuant to Section 4 below), and does not commit a material breach of this Agreement, as described in Section 12 below:
a.Severance Payment. Executive shall be paid (i) an amount equal to $800,000 and (ii) solely in the event the Closing occurs, an amount equal to the amount specified in Section 5 of the Transition and Succession Agreement less the amount set forth in clause (i) (approximately $5,753,800), in each case, in a lump sum on the first business day after the date that is six months following the Separation Date (or, in the case of the amount specified in clause (ii), if later, as soon as practicable following the Closing Date), subject to applicable deductions and withholdings required by applicable law.
b.Treatment of Equity- Based Award.
i.        Each outstanding equity-based award held by Executive as of the Separation Date shall remain outstanding as of the Separation Date; provided, however, that each such award shall not continue to vest in accordance with its terms following the Separation Date.
ii.In the event the Closing does not occur, each equity-based award that is outstanding and unvested as of the Separation Date shall be forfeited as of the date of the termination of the BCA.
iii.Solely in the event the Closing occurs, Executive shall become vested in each unvested restricted stock unit, performance-based restricted stock unit and stock option held by Executive as of the Separation Date, with any applicable performance conditions deemed achieved at target levels (except with respect to any performance-based restricted stock units for which actual performance is certified prior to the Closing Date, in which case such performance-based restricted stock units shall vest based on such determined performance level). Each such restricted stock unit and performance-based restricted stock unit will be settled on the first business day after the date that is six months following the Separation Date (or, if later, as soon as practicable following the Closing Date), subject to applicable deductions and withholdings required by applicable law. For the avoidance of doubt, any outstanding equity-based awards held by Executive as of the Closing shall be treated in accordance with the terms of the BCA.
iv.    Solely in the event the Closing occurs, each vested stock option held by Executive as of the Separation Date, and each stock option that vests pursuant to Section l(b)(iii), shall remain exercisable for the remaining term of such stock option pursuant to the applicable award agreement (i.e., ten years from the grant date). In the event the Closing does not occur, each vested stock option held by Executive as of the Separation Date shall remain exercisable for thirty (30) days following the date of the termination of the BCA.
c.Pro Rata Annual Incentive Payment for 2020. Executive shall be paid a pro rata annual bonus for 2020, which shall be determined by reference to the bonus Executive would have earned based on actual performance for 2020 and prorated to reflect the number of days elapsed in the 2020 fiscal year through the Separation Date. The pro rata bonus shall be paid as soon as practicable following the Company's Board of Directors' certification of applicable performance metrics for 2020, but in no event later than March 15, 2021.
d.Benefits. Executive (and Executive's dependents) shall continue to be eligible to receive the health insurance benefits provided to them immediately prior to the Separation Date, subject to Executive's payment of any employee contributions, co-payments and similar costs, until September 1, 2021 (or, if earlier, the date Executive obtains health insurance benefits from a subsequent employer).
e.40l(k) Restoration Plan. Executive shall be paid the accrued and vested benefit under the Company's 401(k) Restoration Plan on the first business day after the date that is six months following the Separation Date.
f.Vacation Pay. The Company shall pay Executive for all unused and accrued vacation time as of the Separation Date, less applicable deductions and withholdings required by applicable law. This payment shall be made in a lump sum and shall be paid on the Company's next regularly scheduled payroll date after the Separation Date.
g.Other Benefits. Executive's participation in all other benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, and any additional 40l(k) plan contributions, shall cease as of the Separation Date. Vested amounts payable to Executive under the Company's 40l(k) and other retirement plans or agreements will be paid in accordance with the terms of such plans and agreements and applicable law. All payments hereunder shall be subject to applicable deductions and withholdings as required by applicable law.
h.Section 280G. The Company has engaged Ernst & Young LLP (“EY”) to perform calculations and make the determination required under Section 8 of the Transition and Succession Agreement, and the payments and benefits described in this Section 1 may be subject to reduction in connection with such determination and in accordance with Section 8 of the Transition and Succession Agreement. Determinations of EY shall be conclusive and binding.
2.Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration to be paid pursuant to this Agreement, Executive's final regular pay on the Company's next regularly scheduled payroll date after the Separation Date and payment for all unused and accrued vacation time as of the Separation Date (which will be included in Executive's final regular pay on the Company's next regularly scheduled payroll date after the Separation Date, subject to applicable deductions and withholding), the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, reimbursable expenses, stock, stock options, vesting, shares pursuant to vested restricted stock units, and any and all other benefits and compensation due to Executive by the Company and its affiliates. To receive reimbursement for any final Company-related travel expenses, Executive must submit a final report of all such outstanding expenses within thirty (30) calendar days after the Separation Date, accompanied by receipts and otherwise subject to the Company's expense reimbursement policy.

3.First Complete General Release of Claim. In consideration of the payments to be made under this Agreement, which Executive acknowledges Executive would not otherwise be entitled to receive, Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, direct and indirect parents and subsidiaries, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, predecessor and successor corporations and assigns, and all persons acting with or on behalf of them (collectively, the “Releasees”). Executive, on Executive's own behalf and on behalf of Executive's heirs, family members , executors, agents, and assigns, hereby and forever releases and discharges the Releasees from any and all claims, complaints, charges, duties, obligations, demands, or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, failures to act, facts, or damages that have occurred up until and including the date Executive executes this Agreement, including, without limitation:
a.any and all claims relating to or arising from Executive's employment relationship with the Company and/or any of the Releasees and the termination of that relationship;
b.any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of the Company and/or any of the Releasees, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
d.any and all claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Releasee and Executive existing as of the date hereof (whether or not known or arising before, on or after the date Executive executes this Agreement);
e.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the

Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the laws and Constitution of the Commonwealth of Pennsylvania, each as amended, or any other federal, state or local law, regulation ordinance or common law;
f.any and all claims for violation of the federal or any state constitution;
g.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
h.any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;
i.any and all claims for attorneys' fees and costs; and
j.any other claims whatsoever.
Executive agrees that the Release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This Release does not extend to any obligations incurred under this Agreement, Executive's indemnification rights under Executive's Employment Agreement and Transition and Succession Agreement, any claims accruing after the execution of this Agreement, or any rights Executive may have under any D&O insurance policy maintained by the Company and/or any of the Releasees. This Release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive's right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company and/or any of the Releasees; and Executive's release of claims herein bars Executive from recovering such monetary relief from the Company and/or any of the Releasees). Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 3.
4.Second Release of Claims. Executive agrees that the foregoing consideration is subject to his execution, not later than 21 days following the Separation Date, of a second release of claims (the “Second Release”) in the form attached hereto as Appendix A, and the non revocation of the Second Release during the period specified therein. If Executive fails to execute and deliver the Second Release within 21 days following the Separation Date, or if Executive revokes the Second Release as provided therein, Executive shall forfeit his right to receive the compensation and benefits provided under this Agreement.
5.Acknowledgment that Waiver of Claims is Knowing and Voluntary. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA'') and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive executes this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; and (b) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.
6.Unknown Claims. Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive's favor at the time of executing the release, which, if known by Executive, must have materially affected Executive's settlement with the Releasee. Executive, being aware of said principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.
7.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive's name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive's own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8.Confidentiality. Executive reaffirms and agrees to observe and abide by the “Agreement Relating to Patents, Copyrights, Inventions, Confidentiality and Proprietary Information” entered into between Executive and the Company and any and all amendments and supplements thereto, surviving Section 5 of the Employment Agreement and surviving Section 9(a) of the Transition and Succession Agreement (collectively, the “Confidentiality Agreement”). For the avoidance of doubt, Confidential Information thereunder includes, without limitation, information or materials regarding the Company's plans, strategies, governance or operations, including any discussions or deliberations relating thereto.

9.Trade Secrets and Confidential Information/Company Property/Inquiries. Executive's signature below constitutes Executive's representation that as of the Separation Date, Executive shall (a) remove from any and all devices, records, files, folders, cameras, media, internet sites, electronic or digital devices, and any and all other sources, all documents, tapes, photographs, recordings, images, reproductions, electronic files, and other items provided to Executive by the Company and/or any of the Releasees, developed or obtained by Executive in connection with Executive's employment with the Company, or otherwise belonging to the Company and/or any of the Releasees, and (b) return all documents, tapes, photographs, recordings, images, reproductions, electronic files, and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive's employment with the Company, or otherwise belonging to the Company, including but not limited to any personal computer(s), BlackBerry, iPhone, iPad, tapes, photographs, recordings, images, reproductions, electronic files, and other items. Executive further represents that Executive will not misuse or disclose any of the Company's and/or any of the Releasees' confidential, proprietary, or trade secret information to any third party other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government. In addition, Executive will abide by the Company's external communication policy, such that in the event Executive receives any media, financial community or other third-party inquiries regarding the Company, except as provided in Section 10 of this Agreement, Executive will not respond (nor will Executive initiate any such contact) and will promptly notify the Company's Global Public Affairs Department at 724.514.1968 or gpa@mylan.com, or any successor department.

10.Limits on Cooperation; Compliance. Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party, other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government, against any of the Releasees. Executive may, however, respond to a lawful subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement or as otherwise required by law. Executive agrees both to promptly notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone, other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government, for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance. If approached for counsel or assistance as aforementioned, whether by private parties or law enforcement or regulatory agencies, Executive shall promptly notify the Company of such an occurrence, and provide information to the Company regarding any such communication. While Executive may respond to inquiries by law enforcement or regulatory agencies, Executive shall notify any such agencies of Executive's obligations with respect to confidentiality under this Agreement, the Confidentiality Agreement, the Transition and Succession Agreement, and any other applicable agreements, and Executive shall continue to honor such obligations in the course of responding to law enforcement or regulatory agency inquiries, as lawfully permitted. Executive understands that nothing contained in this Agreement limits Executive's ability to file a charge or complaint with the Securities and Exchange Commission (the “SEC”) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, limits Executive's ability to communicate with the SEC pursuant to such provision or limits Executive's right to receive an award for information provided to the SEC pursuant to such provision. Furthermore, Executive hereby represents that Executive is not aware of any violation of any Company policy or the Company's Code of Conduct in any event which could cause harm (financial or otherwise) to the Company or any of its subsidiaries, parents or affiliates or their respective properties, shareholders, employees or prospects, other than matters which Executive has previously reported to the Office of Global Compliance or the Mylan Legal Department.
Executive shall use Executive's best efforts to consult with the Company and respond to the Company's reasonable requests for information or follow-up assistance pertaining to work Executive performed on behalf of the Company and/or any subsidiary or affiliate, or other matters in which Executive was involved or of which Executive was otherwise aware, prior to the Separation Date. Executive's obligations hereunder shall include without limitation Executive's response to requests of legal counsel for the Company and/or any subsidiary or affiliate regarding any legal matters or proceedings of any kind currently pending or which may arise after the Separation Date. The Company will reimburse Executive for any expenses incurred by Executive in connection with such requests or assistance if approved by the Company's Legal Department and supported by required documentation. No payment made to Executive hereunder is intended to be or shall be interpreted as a payment for testimony in any legal matter. Executive understands that Executive is to provide Executive's good faith assistance, and agrees to provide truthful responses to any requests for information or testimony.
11.Non-Disparagement. Executive agrees to refrain from any disparaging statements, including but not limited to statements that amount to libel or slander, about the Company, its direct and indirect parents, subsidiaries or affiliated companies, and/or any of its or their current or former employees, officers, or directors, and/or any of the other Releasees including, without limitation, the business, products, intellectual property, financial standing, future, or other employment, compensation, benefit, or personnel practices of the Company and/or any of the Releasees. Executive further agrees to refrain from any disparaging statements, including but not limited to libel or slander, about any of the Releasees that pertain to any personal or confidential matters that may cause embarrassment to any of the Releasees or may result in any adverse effect on the professional or personal reputation of any of the Releasees. The foregoing restrictions shall not apply to any testimony that Executive is compelled by law to give (whether written or verbal). The Company agrees to instruct its executive officers to refrain from any disparaging statements, including but not limited to libel or slander, about Executive that pertain to any personal or confidential matters that may cause embarrassment to Executive or may result in any adverse effect on the professional or personal reputation of Executive. The foregoing restrictions shall not apply to any testimony that any executive officer of the Company is compelled to give by law (whether written or verbal).
12.Breach.
a.Material Breach of Agreement. In addition to the rights provided in Section 20 below, if Executive commits a material breach of this Agreement, which shall include without limitation any breach of Sections 8, 9, 10 and 11 of this Agreement, and any breach of the Confidentiality Agreement, surviving Section 6 (non-competition and non-solicitation) of the Employment Agreement and surviving Sections 9(b) and 9(c) (non-competition and nonsolicitation) of the Transition and Succession Agreement, the Company shall be entitled to immediately recover and/or cease providing the payments and consideration provided to Executive under this Agreement (including, for the avoidance of doubt, canceling any equity awards Executive holds) and to obtain damages, except as provided by law.
b.Executive also acknowledges and agrees that Executive's compliance with Sections 8, 9, 10 and 11 of this Agreement, the Confidentiality Agreement, surviving Section 6 (non-competition and non-solicitation) of the Employment Agreement and surviving Sections 9(b) and 9(c) (non-competition and non-solicitation) of the Transition and Succession Agreement is of the essence. The Parties agree that if the Company and/or any of the Releasees proves that Executive breached, intends to breach, or will breach any of these provisions (Sections 8, 9, 10 or 11 of this Agreement, the Confidentiality Agreement, surviving Section 6 (non-competition and non-solicitation) of the Employment Agreement or surviving Sections 9(b) and 9(c) (non-competition and non-solicitation) of the Transition and Succession Agreement), without limiting any other remedies available to the Company and/or any of the Releasees, the Company and/or any of the Releasees shall be entitled to an injunction restraining Executive from any future or further breaches and an award of its costs spent enforcing the applicable provision(s), including all reasonable attorneys' fees associated with the enforcement action as provided in Section 20, without regard to whether the Company and/or any of the Releasees can establish actual damages from Executive's breach. Any such individual breach or disclosure shall not excuse Executive from Executive's obligations hereunder, nor permit Executive to make additional disclosures.
Executive expressly agrees and warrants that Executive will not, in violation of the terms of Sections 8, 9, 10 or 11 of this Agreement, the Confidentiality Agreement, surviving Section 6 (non-competition and non-solicitation) of the Employment Agreement or surviving Sections 9(b) and 9(c) (non-competition and non-solicitation) of the Transition and Succession Agreement, disclose, orally or in writing, directly or indirectly, any of the Company's confidential, proprietary or trade secret information to any third party other than a law enforcement or authorized regulatory agency of the United States Government or any state or local government. Executive warrants that Executive has not encouraged or assisted any attorneys or their clients in the presentation or prosecution of any disputes against the Company and/or any of the Releasees.
13.No Admission of Liability/Compromise. No action taken by the Company and/or any of the Releasees, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company and/or any of the Releasees of any fault or liability.
14.Costs. The Parties shall each bear their own costs, attorneys' fees, and other fees incurred in connection with the preparation of this Agreement.

15.Choice of Law and Forum. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of law thereof. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, including a claim for injunctive relief, or any claim which, in any way arises out of or relates to, Executive's employment with the Company or separation from said employment (whether such dispute arises under any federal, state or local statute or regulation, or at common law), including but not limited to statutory claims for discrimination, shall be resolved by arbitration in accordance with the then current rules of the American Arbitration Association respecting employment disputes pertaining at the time the dispute arises; provided, however, that either party may seek an injunction in aid of arbitration with respect to enforcement of Sections 8, 9, 10 and/or 11 of this Agreement from any court of competent jurisdiction. The Parties agree that the hearing of any such dispute will be held in Pennsylvania. The decision of the arbitrator(s) will be final and binding on all parties and any award rendered shall be enforceable upon confirmation by a court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. Executive and the Company expressly consent to the jurisdiction of any such arbitrator over them.

16.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive's behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive's failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys' fees and costs.
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 1 of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in Section 1 that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive's termination of employment shall instead be paid on the first business day after the date that is six months following the Separation Date (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.
17.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive's own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
18.No Representations. Executive represents that Executive has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

19.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

20.Attorneys' Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA or otherwise prohibited by law, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys' fees incurred in connection with such an action. Such costs and expenses shall be paid to the prevailing party as soon as practicable after the legal action is resolved and in no event later than March 15 of the year following resolution of the legal action.
21.Entire Agreement. This Agreement, the surviving provisions of the Employment Agreement (i.e., Sections 5, 6, 7, 8 and 10) and the surviving provisions of the Transition and Succession Agreement (i.e., Sections 8, 9(a), 9(b), 9(c), 11, and 12) and the Confidentiality Agreement represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive's employment with and separation from the Company and the events leading thereto and associated therewith, and supersede and replace any and all prior negotiations, representations, agreements and understandings concerning the subject matter of such agreements, Executive's relationship with the Company, and Executive's obligations following employment with the Company. Executive acknowledges, reaffirms and agrees to observe and abide by all obligations that survive termination of the Employment Agreement.
22.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company.

23.Governing Law. The laws of the Commonwealth of Pennsylvania govern this Agreement, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the Commonwealth of Pennsylvania.

24.Effective Date. This Agreement will become immediately effective upon Executive's execution and delivery of this Agreement to the Company, provided that if Executive fails to comply with this Agreement (including the Second Release requirement pursuant to Section 4), Executive will not receive the amounts or benefits set forth in Section 1, and this Agreement will never go into effect.

25.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

26.Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company and/or any of the Releasees or any third party, with the full intent of releasing all of Executive's claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of Executive's own choice or has elected not to retain legal counsel; (c) Executive understands the terms and consequences of this Agreement and of the releases it contains; (d) Executive is fully aware of the legal and binding effect of this Agreement and (e) Executive has been given the toll-free telephone number of the Pennsylvania Bar Association to help Executive identify a qualified lawyer (800-692-7375).
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
Dated: August 5, 2020        By:     /s/ Kenneth S. Parks
                    Kenneth S. Parks

MYLAN INC.:
Dated: August 5, 2020    By:     /s/ Brian S. Roman
                         Brian S. Roman
                         Global General Counsel

APPENDIX A
Second Release
This release (this “Second Release”) is made by Kenneth S. Parks (“Executive”) as of the date set forth below in connection with the Separation Agreement and Release between Executive and Mylan Inc. (together with its affiliates, the “Company”), made August 5, 2020 (the “Separation Agreement”), and in connection with Executive's separation from employment with the Company. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Separation Agreement.
1.In consideration of the payments to be made under the Separation Agreement, which Executive acknowledges Executive would not otherwise be entitled to receive, Executive agrees that the consideration provided under the Separation Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, direct and indirect parents and subsidiaries, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, predecessor and successor corporations and assigns, and all persons acting with or on behalf of them (collectively, the “Releasees”). Executive, on Executive's own behalf and on behalf of Executive's heirs, family members, executors, agents, and assigns, hereby and forever releases and discharges the Releasees from any and all claims, complaints, charges, duties, obligations, demands, or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, failures to act, facts, or damages that have occurred up until and including the date Executive executes this Second Release, including, without limitation:
a.any and all claims relating to or arising from Executive's employment relationship with the Company and/or any of the Releasees and the termination of that relationship;
b.any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of the Company and/or any of the Releasees, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.any and all claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Releasee and Executive existing as of the date hereof (whether or not known or arising before, on or after the date Executive executes this Second Release);
e.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the laws and Constitution of the Commonwealth of Pennsylvania, each as amended, or any other federal, state or local law, regulation ordinance or common law;
f.any and all claims for violation of the federal or any state constitution;
g.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
h.any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of the Separation Agreement;
i.any and all claims for attorneys' fees and costs; and
j.    any other claims whatsoever.
Executive agrees that this Second Release shall be and remain in effect in all respects as a complete general release as to the matters released. This Second Release does not extend to any obligations incurred under the Separation Agreement, Executive's indemnification rights under Executive's Employment Agreement and Transition and Succession Agreement, any claims accruing after the execution of the Separation Agreement, or any rights Executive may have under any D&O insurance policy maintained by the Company and/or any of the Releasees. This Second Release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive's right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company and/or any of the Releasees; and Executive's release of claims herein bars Executive from recovering such monetary relief from the Company and/or any of the Releasees). Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Second Release.

2.Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA'') and that this Second Release is knowing and voluntary. Executive agrees that this Second Release does not apply to any rights or claims that may arise under the ADEA after the date Executive executes this Second Release. Executive acknowledges that the consideration given for this Second Release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Second Release; (b) Executive has twenty-one (21) days within which to consider this Second Release; (c) Executive has seven (7) days following the execution of this Second Release to revoke this Second Release and may do so by writing to the Company's General Counsel; (d) this Second Release shall not be effective until after the revocation period has expired without revocation; and (e) nothing in this Second Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Second Release and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Second Release.
3.Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive's favor at the time of executing the release, which, if known by Executive, must have materially affected Executive's settlement with the Releasee. Executive, being aware of said principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.
4.Executive hereby acknowledges and agrees that the covenant with respect to pending or future lawsuits set forth in Section 7 of the Separation Agreement applies to all claims released pursuant to this Second Release.
I HAVE READ, UNDERSTAND, AND VOLUNTARILY AGREE TO THE TERMS OF THIS RELEASE.
SIGNATURE:        /s/ Kenneth S. Parks                DATE: September 1, 2020
            Kenneth S. Parks